Exhibit 10.1

SUMMARY OF EXECUTIVE OFFICER COMPENSATION FOR 2006

Executive Officer Compensation for 2006—Base Salary and Target Bonus

On March 16, 2006, the Compensation Committee of the Board of Directors of Sepracor Inc. (the “Company”) approved the annual salaries to be paid to the Company’s executive officers during 2006. The Compensation Committee of the Company’s Board of Directors may also grant a discretionary bonus to each of the Company’s executive officers for work performed by such officer during the year ended December 31, 2006. Each officer’s bonus for 2006 shall be determined based on, among other things, the Company’s overall performance, as well as such officer’s individual performance, during the fiscal year ended December 31, 2006. Each executive officer has a target bonus for 2006 that is based on a percentage of such executive officer’s 2006 annual base salary. The table below sets forth the annual base salaries, target bonus percentages and target bonuses for 2006 for each of the Company’s executive officers:

Executive Officer	Annual Salary	2006 Target Bonus Percentage	2006 Target Bonus
Timothy J. Barberich Chief Executive Officer	$875,000	80%	$700,000
William J. O’Shea President and Chief Operating Officer	$525,000	60%	$315,000
Mark H.N. Corrigan, M.D. Executive Vice President, Research and Development	$450,000	50%	$225,000
David P. Southwell Executive Vice President, Chief Financial Officer and Secretary	$440,000	45%	$198,000
Robert F. Scumaci Executive Vice President, Finance and Administration, Treasurer	$430,000	45%	$193,500
Douglas E. Reedich, Ph.D., J.D. Senior Vice President, Legal Affairs	$380,000	40%	$152,000

Executive Officer Compensation for 2006—Stock-Based Awards

Each executive officer may also be granted, from time to time, stock options, restricted stock or other awards pursuant to the Company’s stock incentive plans. The stock options granted to executive officers typically vest either (1) upon the achievement of specified corporate objectives or (2) in five equal annual installments commencing one year from the date of grant.

Other Compensation

The Company has also (1) entered into letter agreements with certain of its executive officers, (2) entered into retention agreements with each of its executive officers and (3) agreed to make gross up payments to each of its executive officers in the event that any payments received by them in connection with a change of control constitute parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended. The Company has previously filed these letter agreements, retention agreements and a summary of the 280G gross up plan with the Securities and Exchange Commission.

Bonuses Paid to Executive Officers for Service During Fiscal Year 2005

In addition to the foregoing adjustments to executive compensation, the Compensation Committee of the Company’s Board of Directors approved cash bonus payments for the Company’s executive officers in consideration of their service to the Company during the fiscal year ended December 31, 2005. The Company made the bonus payments pursuant to its previously announced executive officer bonus program for the fiscal year ended December 31, 2005. The payments were based on, among other things, the Company’s overall performance, as well as such officer’s individual performance during 2005. The table below sets forth such bonus payments.

Executive Officer	Cash Bonus for 2005 Performance
Timothy J. Barberich Chief Executive Officer	$330,000
William J. O’Shea President and Chief Operating Officer	$382,500
Mark H.N. Corrigan, M.D. Executive Vice President, Research and Development	$184,500
David P. Southwell Executive Vice President, Chief Financial Officer and Secretary	$147,000
Robert F. Scumaci Executive Vice President, Finance and Administration, Treasurer	$169,000
Douglas E. Reedich, Ph.D., J.D. Senior Vice President, Legal Affairs	$142,600